Exhibit 5.1

July 31, 2017

Callon Petroleum Company

200 North Canal Street

Natchez, Mississippi 39120

Ladies and Gentlemen:

We have acted as counsel for Callon Petroleum Company, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form S-4 (the “Registration Statement”) by the Company and Callon Petroleum Operating Company, a Delaware corporation (the “Subsidiary Guarantor”) relating to (i) up to $200,000,000 aggregate principal amount of the Company’s 6.125% Senior Notes due 2024 (the “Notes”), and (ii) guarantees of Notes by the Subsidiary Guarantor (the “Subsidiary Guarantees” and, together with the Notes, the “Securities”) that may be issued and sold in exchange for currently outstanding 6.125% Senior Notes due 2024 in the original principal amount of $200,000,000.

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the certificate of incorporation and bylaws, each as amended to date, of the Company (the “Company Charter Documents”); (ii) the certificates or articles of incorporation and bylaws of the Subsidiary Guarantor (the “Subsidiary Charter Documents”); (iii) the Indenture dated October 3, 2016, between the Company, as issuer, the Subsidiary Guarantor, as subsidiary guarantor, and U.S. Bank National Association (the “Trustee”), as the trustee thereunder (the “Indenture”) pursuant to which the Securities may be issued; (iv) the Registration Statement and all exhibits thereto; and (vii) such other corporate records of the Company and the Subsidiary Guarantor as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company and/or the Subsidiary Guarantor contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company and/or the Subsidiary Guarantor.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreement or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto other than the Company and the Subsidiary Guarantor, and (v) that all factual information on which we have relied was accurate and complete.

Haynes and Boone, LLP

Attorneys and Counselors

1221 McKinney, Suite 2100

Houston, Texas 77010

Phone: 713.547.2000

Fax: 713.547.2600

Callon Petroleum Company

July 31, 2017

We have also assumed that (i) the Company and the Subsidiary Guarantor will continue to be incorporated and in existence and good standing in their respective jurisdictions of organization, (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any prospectus supplement will have been issued; (iv) a prospectus properly describing the Securities offered thereby will have been delivered to the purchaser(s) of the Securities as required in accordance with applicable law; and (v) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Indenture.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Notes and the Subsidiary Guarantees constitute valid and binding obligations of the Company and the Subsidiary Guarantor, respectively, and are enforceable against the Company and the Subsidiary Guarantor, respectively, in accordance with their terms.

The opinions set forth above are subject to the following qualifications, limitations and exceptions:

(a) The opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. In rendering the opinions, we have assumed that, at the time of the sale of the Securities, there will not have occurred any change in the laws affecting the authorization, execution, delivery, issuance, sale, ranking, validity or enforceability of the Securities.

(b) The opinions are subject to the effect of (i) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, general matters of public policy and other similar doctrines generally affecting the enforceability of agreements (regardless of whether considered in a proceeding in equity or at law), (ii) obligations of good faith and fair dealing under New York law, (iii) provisions purporting to make a guarantor primarily liable rather than as a surety and (iv) other commonly-recognized statutory and judicial constraints on enforceability, including statutes of limitation, limitations on rights to indemnification that contravene law or public policy and the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the

Callon Petroleum Company

July 31, 2017

Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We are opining herein as to the effect on the Notes and the Subsidiary Guarantees of the federal laws of the United States, the Delaware General Corporation Law and the laws of the State of New York (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined Law) other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP